Finish Line Announces Tornado Damage

To Corporate Office and Distribution Facility

Extent of Damage Still Being Evaluated

INDIANAPOLIS, Sept. 21 /PRNewswire-FirstCall/ --
Finish Line, Inc (Nasdaq: FINL), an Indianapolis based national athletic specialty retailer, announced today that its corporate office and distribution center was damaged as a result of Friday's tornado and storm that struck the area. The Company's national headquarters are located at 3308 N. Mitthoeffer Road.

(Photo: http://www.newscom.com/cgi-bin/prnh/20020603/FINISHLINELOGO)

The Company's distribution center sustained the majority of the damage while the corporate offices, which are connected to the facility, suffered only minor damage. Company officials believe that most of the distribution center and its corporate office will be operational within a week or sooner.

The Company's 462 retail locations all remain open for business. Finish Line's e-commerce site, http://www.finishline.com, is currently not operational, but is expected to return to normal operations at the beginning of the week. Company officials expect to know more details about resuming operations by Sunday afternoon, and are asking its corporate office and distribution center employees not to return to work until they are notified by their supervisors or until they get notified via local media.

Finish Line implemented its disaster recovery plan immediately and has already started the recovery and restoration work. The Company maintains comprehensive property insurance to cover physical damage to the facility and its contents including inventory, as well as coverage for loss of business and any extra expenses as a result of this event.

We were very fortunate that all of our employees made it through the storm without injury, stated Alan Cohen, Finish Line's President and CEO. While we are still evaluating the extent of the damage, we believe our insurance coverage and our comprehensive contingency plan will mitigate the economic impact of the tornado damage.

Cohen added, We are working closely with our vendors to replenish our damaged merchandise and we are prepared to operate a temporary warehouse and distribution facility to service our stores if necessary.

As a gesture of good will, Finish Line has offered to provide new shoes to the American Red Cross for victims of this disaster. Many residents who suffered property loss lived near the Finish Line's corporate office along Mitthoeffer Road.

The Finish Line is a specialty retailer of men's, women's and children's brand name athletic and lifestyle footwear, apparel and accessories currently operating 462 stores in 46 states.

For additional information, contact:

Kevin Flynn

SVP Marketing

(317) 213-7799 cell

(317) 899-1022 ext 3710 work